EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                          February 19, 2003

For further information contact:                                 Pamela G. Boone
                                                     Vice President Finance, CFO
                                                                    636-733-1600

--------------------------------------------------------------------------------

                            MAVERICK TUBE CORPORATION
                          TO ACQUIRE SEACAT CORPORATION

--------------------------------------------------------------------------------

         St. Louis, February 19, 2003 ---- Maverick Tube Corporation (NYSE:MVK) announced today that it has entered into a definitive agreement with SeaCAT Corporation providing for the acquisition by Maverick of SeaCAT for $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock. Additionally, Maverick may pay up to $750,000 if SeaCAT achieves certain performance targets through 2005. The transaction is contingent on among other things, the approval of Maverick's senior lenders. Maverick presently anticipates closing the purchase during the first quarter of 2003.

         SeaCAT Corporation, based in Houston, produces and sells specialized coiled tubing products which are a key component of umbilicals that are used for control and servicing of subsea oil and gas production facilities. For the two years ended September 30, 2002, SeaCAT's annual revenues averaged over $17 million and EBITDA averaged $4.5 million per year. Phillip Lewis, President of SeaCAT, will remain with the Company in his current role.

         Maverick plans to fund the $4.0 million component of the purchase price by drawing down on its revolving credit facility. At closing, Maverick estimates it will have used approximately $145 million of its $195 million credit line.

         Gregg Eisenberg, Maverick's President and CEO said, "We are pleased to reach an agreement with SeaCAT Corporation. This five-year old business has shown significant growth in a high technology oilfield products niche related to the rapidly growing deep water oil and gas development activities in the Gulf of Mexico and throughout the world. SeaCAT is a highly-regarded manufacturer of alloy coiled tubing that complements our existing Precision Tube coiled tubing business acquired in March, 2002. SeaCAT's proprietary manufacturing processes are innovative and allow for timely production and cost effective solutions for the manufacture of umbilicals for subsea completions. We see many opportunities for cross-selling Maverick's, Precision's and SeaCAT's products to a broadened and high end customer base. Overall, the purchase is consistent with our strategy to grow our business by expanding our product lines."

         Phil Lewis, SeaCAT's President and Chief Executive Officer, commented, "We are pleased to be joining forces with Maverick Tube. Our business combination will bring together two leaders in the coiled tubing market with Maverick, a leader in the oilfield tubular industry. We are enthusiastic about the additional resources available to SeaCAT that will allow us to provide higher levels of service, products and application development to our customers worldwide."

         Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS/structural tubes, electrical conduit and standard pipe) used in various industrial applications.

         This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those in Maverick's Form 10-K for its year ended December 31, 2001.